Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
LLC SolarWinds MSP Technology (Delaware)
LogicNow Acquisition Limited (Belarus)
N-able Acquisition Company B.V. (Netherlands)
N-able Australia Pty Ltd (Australia)
N-able Cloud GmbH (Switzerland)
N-able International Ltd. (United Kingdom)
N-able Portugal, Unipessoal Lda (Portugal)
N-able Solutions Ltd (United Kingdom)
N-able Solutions ULC (British Columbia)
N-able Technologies Ltd (United Kingdom)
N-able Technologies S.R.L. (Romania)
N-able Technologies, Inc. (Delaware)
Passportal ULC (British Columbia)
Pingdom AB (Sweden)
Pragmatic Works Software, Inc. (Florida)
SAManage Australia Pty Ltd. (Australia)
SentryOne Innovative Solutions Limited (Ireland)
SentryOne Innovative Solutions UK Limited (United Kingdom)
SolarWinds Canada Corporation (Nova Scotia)
SolarWinds Czech s.r.o. (Czech Republic)
SolarWinds Holdings, Inc. (Delaware)
SolarWinds India Pvt. Ltd. (India)
SolarWinds Intermediate Holdings I, Inc. (Delaware)
SolarWinds Intermediate Holdings II, Inc. (Delaware)
SolarWinds International Holdings, Ltd. (Delaware)
SolarWinds IP Holding Company Unlimited Company (Ireland)
SolarWinds ITSM Israel Ltd. (Israel)
SolarWinds ITSM Netherlands B.V. (Netherlands)
SolarWinds ITSM UK Limited (United Kingdom)
SolarWinds ITSM US, Inc. (Delaware)
SolarWinds Japan K.K. (Japan)
SolarWinds MSP International B.V. (Netherlands)
SolarWinds North America, Inc. (Delaware)
SolarWinds Poland sp. Z o.o (Poland)
SolarWinds Software Asia Pte. Ltd. (Singapore)
SolarWinds Software Australia Pty. Ltd. (Australia)
SolarWinds Software Europe (Holdings) Limited (Ireland)
SolarWinds Software Europe Designated Activity Company (Ireland)
SolarWinds Software Germany GmbH (Germany)
SolarWinds Software UK Limited (United Kingdom)
SolarWinds Sweden Holdings AB (Sweden)
SolarWinds US, Inc. (Delaware)
SolarWinds Worldwide, LLC (Delaware)
SpamExperts B.V. (Netherlands)
SQL Sentry Holdings, LLC (Delaware)
SQL Sentry, LLC (Delaware)
SWI SpinCo, LLC (Delaware)
Trusted Metrics (Delaware)
VividCortex, Inc. (Delaware)